Exhibit 99.1

Nuverra Reports Fourth Quarter and Full-Year 2014 Results
Fourth-Quarter Revenue up 10.4%; Adjusted EBITDA Up 9.0%
Conference Call Today at 4:30 p.m. Eastern
SCOTTSDALE, Ariz. (March 16, 2015) - Nuverra Environmental Solutions, Inc. (NYSE: NES) (“Nuverra” or the “Company”) announced financial results today for the fourth quarter and full fiscal year ended December 31, 2014.
Summary of Results

▪	Revenue from continuing operations increased 10.4% over the prior year to $141.8 million for the quarter and was up 2% to $536.3 million for the year.

▪
Net loss from continuing operations of $(321.1) million for the quarter; adjusted net loss of $(9.6) million. For the year, net loss from continuing operations was $(457.2) million; adjusted net loss of $(40.7) million.

▪	Results include a non-cash, pre-tax impairment charge against goodwill and intangibles of $315.7 million in the fourth quarter.

▪	Fourth-quarter Adjusted EBITDA from continuing operations up 9.0% year-over-year to $25.4 million.

▪	Full-year Adjusted EBITDA from continuing operations of $95.2 million.

▪	Cash flow from continuing operations of $17.4 million for the year.

▪	Total liquidity at Dec. 31, 2014 was $39.3 million, comprised of $13.4 million cash and $25.9 million of availability under the Company’s credit facility.
Mark D. Johnsrud, Chairman of the Board and Chief Executive Officer, said, “Our fourth-quarter results reflected solid growth in revenue and adjusted EBITDA. We remain highly focused on managing the business efficiently and delivering on our strategy to provide high-quality, cost-effective environmental solutions to our customers. Our regional divisions supported a steady stream of activity throughout the fourth quarter as operators executed against their 2014 budgets, enabling us to retain competitive market positions.”
Mr. Johnsrud commented on the progress made toward completing the sale of Thermo Fluids Inc., the Company’s used motor oil collection business to Clean Harbors, Inc., in an $85-million cash transaction that the companies jointly announced in February. “Both companies are looking forward to closing the TFI transaction as soon as possible, subject to final regulatory sign-off. Clean Harbors and its Safety-Kleen division are an excellent strategic fit for the TFI business and its dedicated employees. We look forward to the added financial flexibility this transaction will provide to reduce debt and further evaluate the optimal capital structure for our business going forward.
“When we evaluate the overall macro environment, fourth-quarter demand was more resilient than many had forecast. However, with declining rig counts into the first quarter and a longer-term view for a challenging 2015, we are taking the necessary steps to effectively manage our cost structure through this period,” Mr. Johnsrud said. “Nuverra’s advantage lies in the strength and resources of our customers, our geographic mix, and that more than 40 percent of our revenue in 2014 was derived from services provided during the long-term, production phase of wells. We expect this favorable mix to somewhat offset declines in new drilling and completion work.
“Throughout 2015, we intend to proactively manage the business within operating cash flows. The scalability of our operations demonstrates we can respond quickly to activity levels in our basins, maximizing the utilization of our fleet and labor resources. In addition, we are actively reducing our overall cost structure. Cash flow in 2014 was impacted by several large growth initiatives, which will not be necessary this year. In 2015, total capex is currently expected to be in the range of $10-$15 million, driven primarily by maintenance capex comparable to 2014 maintenance capex levels,” concluded Mr. Johnsrud.

FOURTH QUARTER 2014
Consolidated revenue from continuing operations for the quarter was $141.8 million, an increase of $13.4 million or 10.4%, compared with $128.4 million in the fourth quarter of 2013. Revenue increases were primarily driven by increased logistics and disposal activities for both fluids and solids, as operators completed their 2014 drilling and completion programs, full run-rate contribution from the landfill and the addition of water transfer services in the Rocky Mountain division, as well as improved pricing on logistics and disposal services in the Southern and Northeast divisions. This was partly offset by a decline in revenue from drilling and completion activities in the Rocky Mountain division and Southern divisions.
Division revenues for the fourth quarter were as follows (in thousands):

	Three Months Ended
	December 31,
	2014	2013	$ Change	% Change
Rocky Mountain	$87,789	80,743	7,046	8.7%
Northeast	28,159	21,579	6,580	30.5%
Southern	25,815	26,066	(251)	(1.0)%
Total Revenue	$141,763	$128,388	$13,375	10.4%
During the fourth quarter, significant declines in global crude oil prices, coupled with a reduction in the market price of the Company’s common stock, required the Company to conduct further impairment testing, which resulted in pre-tax, non-cash charges totaling $315.7 million.
The Company reported a fourth-quarter 2014 loss from continuing operations of $321.1 million, or $(11.84) per share, compared with a loss of $10.4 million, or $(0.42) per share in the fourth quarter of 2013. These results included items primarily related to the impairment of goodwill and intangibles. Excluding such items, fourth quarter adjusted net loss from continuing operations was $9.6 million, or $(0.35) per share.
Adjusted EBITDA from continuing operations for the fourth quarter was $25.4 million, an increase of $2.1 million or 9.0%, compared with $23.3 million in the fourth quarter of 2013. A reconciliation of excluded items and adjusted EBITDA to the most directly comparable GAAP financial measure can be found in the financial tables included with this press release.
Income tax expense was less than $0.1 million for the fourth quarter 2014, at an effective tax rate of near 0%, due to the impact of the impairment of goodwill and an increased valuation allowance on deferred tax assets.
FULL YEAR 2014
Revenue from continuing operations for the full year was $536.3 million, an increase of $10.5 million or 2.0%, compared with $525.8 million in 2013. Revenue increases for the year were driven by improved pricing in the Rocky Mountain Division, as well as higher revenues from the management of solid waste at the Company’s Bakken landfill. A portion of the increase was offset by decreased activity levels in the Southern Division, and to a lesser extent the Northeast Division, which was impacted negatively by severe winter weather in early 2014, as well as the interruption of operations due to an accident that affected our largest customer in the region. Overall rental revenue decreased 13.7% compared with the prior year, primarily due to declines in drilling and completion activities in the Rocky Mountain Division.
Division revenues for 2014 were as follows (in thousands):

	Year Ended
	December 31,
	2014	2013	$ Change	% Change
Rocky Mountain	$334,770	304,182	30,588	10.1%
Northeast	95,577	95,085	492	0.5%
Southern	105,935	126,549	(20,614)	(16.3)%
Total Revenue	$536,282	$525,816	$10,466	2.0%

Adjusted EBITDA from continuing operations for the full year was $95.2 million, a decrease of $6.3 million or 6.2%, compared with $101.5 million in 2013. The difference was driven primarily by declines in higher-margin rental revenue.
Income tax benefit was $12.5 million for the full year, at an effective tax rate of near 2.7%, due to the impact of the impairment of goodwill and an increased valuation allowance on deferred tax assets.
The Company reported a 2014 loss from continuing operations of $457.2 million, or $(17.52) per share, compared with a loss from continuing operations of $134.0 million, or $(5.47) per share in 2013. These results included items primarily related to impairment of goodwill and long-lived assets, legal expenses and write-off of deferred financing costs. Excluding such items, adjusted loss from continuing operations for 2014 was $40.7 million, or $(1.56) per share.
Operating cash flows from continuing operations were $17.4 million for the full year. Net cash capital expenditures from continuing operations for the full year were $45.5 million, primarily related to construction of the Company’s new solids management facility in the Bakken.
At December 31, 2014, cash and cash equivalents were $13.4 million. Total debt, excluding $0.6 million of discounts and premiums, was $597.9 million, consisting of $400.0 million of 2018 Notes, $183.1 million under the Company’s revolving credit facility, and $14.9 million in capital leases. As of December 31, 2014, the borrowing base under the Company’s $245 million credit facility would support additional borrowings of up to $25.9 million. As of March 13, 2015, the outstanding balance under the ABL facility was approximately $176.5 million, with $25 million cash on hand. Total liquidity was approximately $52.2 million.
Division Highlights
Rocky Mountain (Bakken)
In the Rocky Mountain Division, fourth-quarter revenue increased 8.7% to $87.8 million, compared with $80.7 million in the prior year. The increase was due primarily to logistics and disposal activities driven by higher produced water volumes from production activities, full-quarter contribution from the landfill, as well as the introduction of the Company’s water transfer services in 2014. For the full year, revenue increased 10.1% to $334.8 million, compared to $304.2 million in 2013.
Northeast (Marcellus, Utica)
In the Northeast Division, fourth-quarter revenue was up 30.5% to $28.2 million, compared with $21.6 million in the prior year. This increase was due to higher levels of logistics and recycling services during the quarter. During the first quarter, Nuverra began a new contract to provide water logistics and disposal services for a significant customer that holds more than 300,000 acres in the Utica. Full-year revenue for the division was up slightly at $95.6 million, compared with $95.1 million in 2013.
Southern (Haynesville, Eagle Ford)
In the Southern Division, fourth-quarter revenue declined 1.0% to $25.8 million, compared with $26.1 million in the prior year. The difference was primarily attributable to a decline in MidCon activity and Eagle Ford disposal volumes, offset partly by increases in water transfer activities and solids management services. Full-year revenue for the division decreased to $105.9 million, compared with $126.5 million in 2013. During the quarter, Nuverra continued to take steps to improve the economics of its midstream water pipeline assets, which currently consists of a 60-mile, integrated pipeline and disposal network with a capacity of approximately 85,000 barrels per day.
Fourth-Quarter 2014 Conference Call & Webcast
The Company will host a conference call and webcast to discuss fourth quarter and fiscal 2014 full-year results at 4:30 p.m. ET, 1:30 p.m. PT on Monday, March 16, 2015. To participate, please dial +1-877-407-0784 (US) or +1-201-689-8560 (International) and reference conference ID 13602289. A slide presentation will accompany the call. To access the webcast, go to http://public.viavid.com/index.php?id=113289.
An audio replay of the call will be available approximately one hour following the conclusion of the call through March 23, 2015. The audio replay can be accessed by dialing +1-877-870-5176 (US) or +1-858-384-5517 (International) and entering access code 13602289. The call will be webcast live and a replay available by accessing the “Investors” section of the Company’s web site at www.nuverra.com.

About Nuverra
Nuverra Environmental Solutions is among the largest companies in the United States dedicated to providing comprehensive and full-cycle environmental solutions to customers in the energy market. Nuverra focuses on the delivery, collection, treatment, recycling, and disposal of restricted solids, water, wastewater, waste fluids and hydrocarbons. The Company continues to expand its suite of environmentally compliant and sustainable solutions to customers who demand stricter environmental compliance and accountability from their service providers. Interested parties can access additional information about Nuverra on the Company's web site at http://www.nuverra.com, and in documents filed with the United States Securities and Exchange Commission, on the SEC's web site at http://www.sec.gov.
Forward-Looking Statements
This information contained herein includes certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements may include forecasts of growth, revenues, business activity, adjusted EBITDA, pipeline and solids treatment initiatives, and landfill and treatment facility activities, as well as statements regarding possible divestitures, timing of such divestitures, acquisitions, financings, business growth and expansion opportunities, availability of capital, ability to access capital markets, expected outcome of litigation and other statements that are not historical facts. Actual results may differ materially from results expressed or implied by these forward-looking statements. All forward-looking statements involve risks and uncertainties, including, difficulties encountered in acquiring and integrating businesses; uncertainties in evaluating goodwill and long-lived assets for potential impairment; potential impact of litigation; risks of successfully consummating expected transactions within the timeframes or on the terms contemplated, including risks that such transactions may fail to close due to unsatisfied closing conditions; uncertainty relating to successful negotiation, execution and consummation of all necessary definitive agreements in connection with our strategic initiatives; whether certain markets grow as anticipated; pricing pressures; risks associated with our indebtedness; low oil and or natural gas prices; changes in customer drilling and completion activities and capital expenditure plans; shifts in production among shale areas in which we operate and/or into shale areas in which we currently do not have operations; control of costs and expenses; and the competitive and regulatory environment. Additional risks and uncertainties are disclosed by the Company from time to time in its filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2014, as well as its Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K.

Source: Nuverra Environmental Solutions
Nuverra Environmental Solutions, Inc.
Liz Merritt, VP-Investor Relations & Communications
480-878-7452
ir@nuverra.com

NUVERRA ENVIRONMENTAL SOLUTIONS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2014	2013	2014	2013
	(Unaudited)
Revenue:
Non-rental revenue	$123,801	$106,778	$463,418	$441,421
Rental revenue	17,962	21,610	72,864	84,395
Total revenue	141,763	128,388	536,282	525,816
Costs and expenses:
Direct operating expenses	101,393	94,466	384,813	379,160
General and administrative expenses	12,527	20,365	66,832	84,280
Depreciation and amortization	22,014	19,415	85,880	99,236
Impairment of long-lived assets	112,436	—	112,436	111,900
Impairment of goodwill	203,259	—	303,975	—
Other, net	—	(554)	—	899
Total costs and expenses	451,629	133,692	953,936	675,475
Loss from operations	(309,866)	(5,304)	(417,654)	(149,659)
Interest expense, net	(12,942)	(13,573)	(50,917)	(53,703)
Other income (expense), net	1,734	1,484	2,107	(3,773)
Loss on extinguishment of debt	—	—	(3,177)	—
Loss from continuing operations before income taxes	(321,074)	(17,393)	(469,641)	(207,135)
Income tax (expense) benefit	(50)	7,021	12,463	73,095
Loss from continuing operations	(321,124)	(10,372)	(457,178)	(134,040)
Loss from discontinued operations, net of income taxes	(14,770)	(2,700)	(58,426)	(98,251)
Net loss attributable to common stockholders	$(335,894)	$(13,072)	$(515,604)	$(232,291)

Net loss per common share attributable to common stockholders:
Basic and diluted loss from continuing operations	(11.84)	(0.42)	(17.52)	(5.47)
Basic and diluted loss from discontinued operations	(0.54)	(0.11)	(2.24)	(4.01)
Net loss per basic and diluted common share	$(12.38)	$(0.53)	$(19.76)	$(9.48)

Weighted average shares outstanding used in computing net loss per basic and diluted common share	27,122	24,952	26,090	24,492

NUVERRA ENVIRONMENTAL SOLUTIONS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)

	December 31,
	2014	2013
Assets
Cash and cash equivalents	$13,367	$8,783
Restricted cash	114	110
Accounts receivable, net	108,813	87,086
Inventories	4,413	3,328
Prepaid expenses and other receivables	4,147	10,457
Deferred income taxes	3,179	30,072
Other current assets	173	409
Current assets held for sale	20,466	21,446
Total current assets	154,672	161,691
Property, plant and equipment, net	475,982	498,541
Equity investments	3,814	4,032
Intangibles, net	19,757	149,363
Goodwill	104,721	408,696
Other assets	17,688	21,136
Long-term assets held for sale	94,938	167,304
Total assets	$871,572	$1,410,763
Liabilities and Equity
Accounts payable	$18,859	$33,229
Accrued liabilities	43,395	63,431
Current portion of contingent consideration	9,274	13,113
Current portion of long-term debt	4,863	5,464
Financing obligation to acquire non-controlling interest	11,000	—
Current liabilities of discontinued operations	8,802	9,301
Total current liabilities	96,193	124,538
Deferred income taxes	3,448	42,982
Long-term portion of debt	592,455	549,713
Long-term portion of contingent consideration	550	2,344
Financing obligation to acquire non-controlling interest	—	10,104
Other long-term liabilities	3,874	4,324
Long-term liabilities of discontinued operations	22,105	32,389
Total liabilities	718,625	766,394
Commitments and contingencies
Common stock	29	27
Additional paid-in capital	1,365,537	1,341,209
Treasury stock	(19,651)	(19,503)
Accumulated deficit	(1,192,968)	(677,364)
Total equity of Nuverra Environmental Solutions, Inc.	152,947	644,369
Total liabilities and equity	$871,572	$1,410,763

NUVERRA ENVIRONMENTAL SOLUTIONS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Year Ended December 31,
	2014	2013
Cash flows from operating activities:
Net loss	$(515,604)	$(232,291)
Adjustments to reconcile net loss to net cash provided by operating activities:
Loss from discontinued operations, net of income taxes	58,426	98,251
Depreciation	68,710	78,812
Amortization of intangible assets	17,170	20,424
Amortization of deferred financing costs	4,038	4,492
Amortization of original issue discounts and premiums, net	150	142
Stock-based compensation	2,971	3,708
Impairment of long-lived assets	112,436	111,900
Impairment of goodwill	303,975	—
(Gain) loss on disposal of property, plant and equipment	(4,773)	708
Bad debt expense	3,833	3,275
Loss on extinguishment of debt	3,177	—
Deferred income taxes	(12,641)	(68,599)
Write-down of cost method investments	—	4,300
Other, net	176	894
Changes in operating assets and liabilities, net of business acquisitions and purchase price adjustments:
Accounts receivable	(25,560)	15,492
Prepaid expenses and other receivables	6,310	(2,864)
Accounts payable and accrued liabilities	(4,213)	27,331
Other assets and liabilities, net	(1,205)	693
Net cash provided by operating activities from continuing operations	17,376	66,668
Net cash provided by operating activities from discontinued operations	3,966	3,589
Net cash provided by operating activities	21,342	70,257
Cash flows from investing activities:
Cash paid for acquisitions, net of cash acquired	—	(10,570)
Proceeds from the sale of property, plant and equipment	10,192	2,308
Purchases of property, plant and equipment	(55,731)	(46,593)
Proceeds from acquisition-related working capital adjustment	—	2,067
Net cash used in investing activities from continuing operations	(45,539)	(52,788)
Net cash used in investing activities from discontinued operations	(2,451)	(4,195)
Net cash used in investing activities	(47,990)	(56,983)
Cash flows from financing activities:
Proceeds from revolving credit facility	107,725	98,501
Payments on revolving credit facility	(67,500)	(109,501)
Payments for deferred financing costs	(1,030)	(855)
Payments on notes payable and capital leases	(5,289)	(5,416)
Other financing activities	(1,159)	(2,602)
Net cash provided by (used in) financing activities from continuing operations	32,747	(19,873)
Net cash provided by (used in) financing activities from discontinued operations	105	(400)
Net cash provided by (used in) financing activities	32,852	(20,273)
Net increase (decrease) in cash and cash equivalents	6,204	(6,999)
Cash and cash equivalents - beginning of year	9,212	16,211
Cash and cash equivalents - end of year	15,416	9,212
Less: cash and cash equivalents of discontinued operations - end of year	2,049	429
Cash and cash equivalents of continuing operations - end of year	$13,367	$8,783

NUVERRA ENVIRONMENTAL SOLUTIONS, INC. AND SUBSIDIARIES
UNAUDITED NON-GAAP RECONCILIATIONS
(In thousands)

This press release contains non-GAAP financial measures as defined by the rules and regulations of the United States Securities and Exchange Commission. A non-GAAP financial measure is a numerical measure of a company’s historical or future financial performance, financial position or cash flows that excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statements of operations or balance sheets of the Company; or includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented. Reconciliations of these non-GAAP financial measures to their comparable GAAP financial measures are included in the attached financial tables.

These non-GAAP financial measures are provided because management of the Company uses these financial measures in maintaining and evaluating the Company’s ongoing financial results and trends. Management uses this non-GAAP information as an indicator of business performance, and evaluates overall management with respect to such indicators. Management believes that excluding items such as acquisition expenses, amortization of intangible assets, stock-based compensation, asset impairments, restructuring charges, expenses related to litigation and resolution of lawsuits, and other charges, which may or may not be non-recurring, among other items that are inconsistent in amount and frequency (as with acquisition expenses), or determined pursuant to complex formulas that incorporate factors, such as market volatility, that are beyond our control (as with stock-based compensation), for purposes of calculating these non-GAAP financial measures facilitates a more meaningful evaluation of the Company’s current operating performance and comparisons to the past and future operating performance. The Company believes that providing non-GAAP financial measures such as EBITDA, adjusted EBITDA, adjusted net income (loss), adjusted net income (loss) per share, and operating working capital, in addition to related GAAP financial measures, provides investors with greater transparency to the information used by the Company’s management.

Reconciliation of Loss from Continuing Operations to EBITDA, Adjusted EBITDA from Continuing Operations and Total Adjusted EBITDA:

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
Loss from continuing operations	$(321,124)	$(10,372)	$(457,178)	$(134,040)
Depreciation of property, plant and equipment	17,751	14,520	68,710	78,812
Amortization of intangible assets	4,263	4,895	17,170	20,424
Interest expense, net	12,942	13,573	50,917	53,703
Income tax expense (benefit)	50	(7,021)	(12,463)	(73,095)
EBITDA	(286,118)	15,595	(332,844)	(54,196)
Adjustments:
Transaction-related costs, including earnout adjustments, net	(1,274)	(1,995)	(761)	(116)
Stock-based compensation	666	413	2,971	3,708
Legal and environmental costs, net	(3,555)	7,010	8,757	26,480
Impairment of long-lived assets	112,436	—	112,436	111,900
Impairment of goodwill	203,259	—	303,975	—
Restructuring, exit and other costs	—	(554)	205	899
Write-off of cost method investments	—	—	—	4,300
Loss on extinguishment of debt	—	—	3,177	—
Integration, severance and rebranding costs	—	2,512	2,072	8,198
(Gain) loss on disposal of assets	(21)	326	(4,773)	326
Adjusted EBITDA from continuing operations	25,393	23,307	95,215	101,499
Adjusted EBITDA from discontinued operations	2,626	2,420	12,114	14,672
Total Adjusted EBITDA	$28,019	$25,727	$107,329	$116,171

Reconciliation of Loss from Discontinued Operations to EBITDA from Discontinued Operations and Adjusted EBITDA from Discontinued Operations:

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
Loss from discontinued operations	$(14,770)	$(2,700)	$(58,426)	$(98,251)
Depreciation of property, plant and equipment	—	469	—	2,502
Amortization of intangible assets	—	1,785	—	9,787
Interest expense, net	—	—	—	14
Income tax (benefit) expense	(11,168)	2,858	(9,832)	14
EBITDA from discontinued operations	(25,938)	2,412	(68,258)	(85,934)
Adjustments:
Transaction-related costs	(336)	—	5,401	383
Legal and environmental costs, net	—	—	733	1,715
Impairment of long-lived assets	26,363		26,363
Impairment of goodwill	2,537	—	48,000	98,500
Loss (gain) on disposal of assets	—	8	(125)	8
Adjusted EBITDA from discontinued operations	$2,626	$2,420	$12,114	$14,672

NUVERRA ENVIRONMENTAL SOLUTIONS, INC. AND SUBSIDIARIES
UNAUDITED NON-GAAP RECONCILIATIONS (continued)
(In thousands)

Reconciliation of Special Items to Adjusted Net Loss to EBITDA from Continuing Operations

	Three Months Ended December 31, 2014				Year Ended December 31, 2014
	As Reported	Special Items		As Adjusted	As Reported	Special Items		As Adjusted
Revenue	$141,763	$—		$141,763	$536,282	$—		$536,282
Direct operating expenses	101,393	301	[A]	101,694	384,813	1,930	[A]	386,743
General and administrative expenses	12,527	2,160	[B]	14,687	66,832	(11,503)	[B]	55,329
Loss from continuing operations	(321,124)	311,511	[C]	(9,613)	(457,178)	416,501	[D]	(40,677)
Net loss attributable to common stockholders	(335,894)	328,907		(6,987)	(515,604)	487,041		(28,563)

Loss from continuing operations	$(321,124)			(9,613)	(457,178)			(40,677)
Depreciation and amortization	22,014			22,014	85,880			85,880
Interest expense, net	12,942			12,942	50,917			50,917
Income tax expense (benefit)	50			50	(12,463)			(905)
EBITDA and Adjusted EBITDA from continuing operations	$(286,118)			$25,393	$(332,844)			$95,215

Description of Special Items:
[A]
Special items include gain on sale related to the disposal of certain transportation assets, offset by a charge related to a contract settlement and environmental reserve adjustments primarily attributed to business in the Southern division.

[B]	Primarily attributable to litigation, stock-based compensation and integration and rebranding expenses.

[C]
Includes $112.4 million of long-lived asset impairment charge related to the write-off of the Company's customer relationship intangible asset attributable to business in the Rocky Mountain division and $203.3 million of goodwill impairment charge attributable to business in the Rocky Mountain division for the three months ended December 31, 2014. Additionally, the Company recorded a net reduction related to a prior acquisition earnout reserve of $1.7 million in the three months ended December 31, 2014. The Company's effective tax rate for the three months ended December 31, 2014 was zero percent and has been applied to the special items accordingly.

[D]
Includes goodwill impairment charges totaling $203.3 million, $33.8 million and $66.9 million attributable to business in the Rocky Mountain, Northeast, and Southern division, respectively, for the full-year ended December 31, 2014. In March 2014, the Company wrote-off a portion of the unamortized deferred financing costs associated with its Amended Revolving Credit Facility of approximately $3.2 million. Additionally, the Company recorded a net reduction related to a prior acquisition earnout reserve of $1.3 million for the full year ended December 31, 2014. The Company's effective tax rate for the year ended December 31, 2014 of 2.7% and has been applied to the special items accordingly.